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                                                                    Exhibit 23.2

                         Consent of Independent Auditors

We consent to the reference of our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-100321) and related Prospectus of Argonaut Group, Inc. for the registration of $150,000,000 of its common stock, preferred stock, and debt securities and to the incorporation by reference therein of our report dated April 1, 2003, with respect to the consolidated financial statements and schedules of Argonaut Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP


San Antonio, Texas
June 2, 2003